Exhibit 21

Subsidiaries of CNO Financial Group, Inc.

Name	State or Other Jurisdiction
3037953 Nova Scotia Company	Nova Scotia
40|86 Advisors, Inc.	Delaware
40|86 Mortgage Capital, Inc.	Delaware
American Life and Casualty Marketing Division Co.	Iowa
Association Management Corporation	Illinois
Bankers Conseco Life Insurance Company	New York
Bankers Life and Casualty Company	Illinois
BLC Financial Services, Inc.	Illinois
C.P. Real Estate Services Corp.	New Jersey
CDOC, Inc.	Delaware
CNO Financial Group, Inc.	Delaware
CNO IT Services (India) Private Limited	India
CNO Management Services Company	Texas
CNO Services, LLC	Indiana
Codelinks, LLC	Indiana
Colonial Penn Life Insurance Company	Pennsylvania
Conseco Health Services, Inc.	Pennsylvania
Conseco Life Insurance Company	Indiana
Conseco Life Insurance Company of Texas	Texas
Conseco Marketing, L.L.C.	Indiana
Conseco Securities, Inc.	Delaware
Design Benefit Plans, Inc.	Illinois
Hawthorne Advertising Agency Incorporated	Pennsylvania
K.F. Agency, Inc.	Illinois
K.F. Insurance Agency of Massachusetts, Inc.	Massachusetts
Performance Matters Associates of Texas, Inc.	Texas
Performance Matters Associates, Inc.	Delaware
ResortPort Holding of Delaware, Inc.	Delaware
Washington National Insurance Company	Indiana